Exhibit 10.4

SEPARATION AND GENERAL RELEASE AGREEMENT

The purpose of this Separation and General Release Agreement (“Agreement”) is to set forth the agreed-upon terms, conditions and arrangements regarding the separation of BRUCE C. HINCKLEY (“Hinckley”) from his employment with PINNACLE ENTERTAINMENT, INC., (the “Company”). Hinckley and Company may be hereinafter referred to collectively as “Parties.”

In consideration of the following promises, obligations, and commitments, the sufficiency of which is expressly acknowledged by the Parties, Hinckley and the Company agree as follows:

1. Hinckley’s last day of employment with the Company shall be the earlier of (i) the filing of the Company’s Form 10-K for the year ended 2002; (ii) termination of Hinckley’s employment by the Company’s Chief Executive Officer (which cannot occur before January 15, 2003); or (iii) March 31, 2003 (“Separation Date”). Notwithstanding the foregoing, the Company shall be free to hire and name a new Chief Financial Officer and Treasurer at any time at which point Hinckley’s title shall be changed to Accountant. Also notwithstanding the foregoing, Hinckley may be terminated “for cause” at any time. For purposes of this Agreement, termination for “cause” shall mean if Hinckley: (i) neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner after having received written notice specifying such failure to perform and a reasonable opportunity to perform; (ii) commits a material breach of this Agreement or a material breach of his fiduciary duty to Company; or (iii) is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against the Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on the Company) that would make the continuance of his employment by Company materially detrimental to Company. Except as provided for herein, Hinckley has no present or future right to further employment with the Company and all of Hinckley’s Company-related benefits will cease on the Separation Date, except for the severance payments provided herein.

2. Following the Separation Date, Hinckley shall receive or be entitled to the following severance payments:

i.	Payments equal to twelve (12) months salary to be paid in accordance with the Company’s current pay schedule until paid in full (the “Payment Period”);

ii.	Health, dental, and vision benefits for Hinckley and his dependents for a period of twelve (12) months from the Separation Date at no greater costs than those paid by other senior executives for their coverages;

iii.	Reimbursement of any reasonable out of pocket expenses related to the consulting services to be provided hereunder;

iv.	Payment for accrued but unused paid time off;

v.	Reimbursement of reasonable attorneys fees incurred by Hinckley in connection with the review of this agreement, not to exceed Two Thousand Dollars ($2,000); and

vi.	Payment of a bonus in the amount of One Hundred Thousand Dollars ($100,000); Fifty Thousand Dollars ($50,000) of which has already been paid when other Corporate employees received their 2002 bonus, and the remaining Fifty Thousand Dollars ($50,000) of which shall be paid on the Separation Date.

Such sums payable by the Company will be less any applicable withholdings, which shall be remitted by the Company to appropriate taxing authorities in the ordinary course of business. Hinckley acknowledges that he is otherwise solely responsible for the payment of all taxes on such payments and on any other consideration received by him pursuant to this Agreement and shall indemnify Company and hold it harmless against all such taxes. In the event that the Company does not make any such payment(s) within ten (10) days of the due date, then interest shall accrue on such unpaid amount(s) at the rate of eight percent (8%) per annum until paid.

3. The Company wishes to consult with Hinckley during the Payment Period relative to various aspects of the Company’s business. Hinckley agrees to provide such services upon request and without additional payment so long as they do not interfere with his other professional or personal obligations or commitments and subject to any required or applicable gaming regulatory approvals.

4. On the Separation Date, Hinckley agrees to vacate his office and agrees to return to the Company all information and documents relating to the business of the Company or its subsidiaries and affiliates, (collectively “Protected Entities”) including but not limited to files, drawings, prints, customer lists, account lists, price lists, product designs, marketing plans or proposals, customer information, trade designs, trade secrets, trade practices, blank forms, memorandums, data, tables, magnetic tapes, computer disks, calculations, prototypes, models, manuals, letters, lists, notes, notebooks, reports and information, material or documents of a secret, confidential or proprietary nature (collectively “Company Information and Documents”) together with any and all copies thereof whether prepared by Hinckley or others. Hinckley also agrees to return all Company property including but not limited to computer and related equipment, cell phone, beeper and keys. Hinckley is to retain his computer and related equipment.

5. Any unvested stock options previously granted to Hinckley by the Company that would vest within the twelve (12) months following the Separation Date shall become One Hundred Percent (100%) vested on the Separation Date. The period of time for Hinckley to exercise his vested options shall be three (3) years from the Separation Date. Except as provided for in this Paragraph 5, all other terms and conditions of the Stock Option Plan under which the stock options were issued remain applicable to and control the exercise of such options.

6. Hinckley shall not at any time following the Separation Date, directly or indirectly, make available, show, display, release, or discuss with or to any competitor or potential competitor of the Protected Entities or divulge, disclose, or communicate to any person, firm, corporation or other business entity in any manner whatsoever, any Confidential Information or Company Information and Documents. For purposes of this Agreement “Confidential Information” means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Protected Entities which has been expressly or implicitly protected by the Protected Entities or which, from all of the circumstances, Hinckley knows or has reason to know that the Protected Entities intend or expect the secrecy of such information to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to development plans or proposals, marketing plans or proposals, customer information, employee information, accounting, finances, know-how, trademarks, trade names, trade practices, trade secrets and other intellectual or proprietary information of the Protected Entities.

7. Hinckley shall not at any time prior to one (1) year following the Separation Date, (i) directly or indirectly, hire, solicit, induce, persuade, or attempt to hire, solicit, recruit, induce or persuade any employee of the Protected Entities to leave or abandon employment with the Protected Entities for any reason whatsoever; or (ii) knowingly solicit, recruit, induce, encourage or persuade any customers of Company or its affiliates or subsidiaries to leave the Company’s casinos or card clubs, or knowingly solicit, recruit, induce, encourage or persuade any such customers to use the facilities or services of any competitor of Company. Notwithstanding anything herein to the contrary, and subject to the provisions of this Section 7 and Sections 6, 10 and 11, this Agreement and the Company in no way prohibit Hinckley from employment within the gaming industry, whether future employers are competitors of the Company or not.

8. In consideration of the promises set forth in this Agreement and other good and valuable consideration, and except for the purpose of enforcing this Agreement, Hinckley, on behalf of himself, his spouse, children and all affiliates, hereby irrevocably and unconditionally releases, acquits, and forever discharges Company, Company’s parent companies, subsidiaries, affiliates, and divisions, as well as each of their respective present and former officers, directors, employees, consultants, and agents (being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims (including but not limited to wages, commissions, and bonuses), liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity (collectively “Claims”), which Hinckley, his spouse, children or affiliates now have, own, hold, or claim to have, own or hold, or which Hinckley, his spouse, children or affiliates, or any of them had, owned, held or claimed to own at any time before the execution of this Agreement against any or all of the Releasees, including without limitation any Claims arising out of Hinckley’s employment with the Company, the termination of his employment with Company, and/or actions or statements occurring prior to or concurrently with such termination, including, without limitation of the foregoing general terms, any and all claims arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers Benefit Protection Act (the “OWBPA”); the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. §1981, as amended; the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Consolidated Omnibus Budget Reconciliation Act; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Family Medical Leave Act; the Civil Rights Act of 1866; the Washington Civil Rights Act; and any other employment discrimination laws, as well as, any other claims, based on constitutional, statutory, common law, or regulatory grounds as well as any claims based on theories of breach of contract or implied covenant of fiduciary duty, deprivation of equity interest, conversion, defamation, slander, retaliation, wrongful or constructive discharge, fraud, misrepresentation, or intentional and/or negligent infliction of emotional distress. Hinckley acknowledges that neither he, his spouse, children or affiliates have suffered any physical or mental injuries arising out of his employment with Company or the termination of that employment or related matters. Hinckley acknowledges that he has not assigned any Claim or purported Claim released hereby to third parties.

9. In consideration of the covenants and agreements set forth herein, and except for the purpose of enforcing this Agreement, the Company, on behalf of its subsidiaries, affiliates and divisions (“Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Hinckley from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or in equity, which Releasors, or any of them, now have, own or hold, or claim to have, own or hold or which Releasors, or any of them had, owned or held or claimed to own at any time before the execution of this Agreement, against Hinckley, including without limitation, Claims arising out of Hinckley’s employment with Company, the termination of his employment with Company and/or actions or statements occurring prior to or concurrently with such termination, provided that such release shall not extend to any claim premised on willful misconduct or fraud which the Company may discover after the date hereof. Hinckley acknowledges that he has not assigned any Claim or purported Claim released hereby to third parties. The Company agrees to indemnify and hold harmless Hinckley from third party claims, charges, complaints, liabilities, controversies, damages, actions, causes of action, suits, demands, costs, losses, debts, and expenses arising out of Hinckley’s employment with Company or the providing of services as a consultant under this Agreement, including attorney’s fees and costs actually incurred, of any nature provided that such indemnification and hold harmless shall not extend to any claim premised on willful misconduct or fraud which the Company may discover after the date hereof.

10. Hinckley agrees that following the Separation Date he will act in a manner consistent with the best interest of the Protected Entities and refrain from making any disparaging comments with respect to the Protected Entities or the officers, directors or employees thereof. Hinckley acknowledges that the sale or unauthorized use or disclosure of any of the Protected Entities’ Confidential Information obtained by Hinckley by any means whatsoever, at any time after the Separation Date, shall constitute unfair competition and not be consistent with the best interest of the Protected Entities. Hinckley agrees that he shall not engage in any unfair competition with Company after the Separation Date.

11. Hinckley and the Company mutually agree to maintain the confidential nature of this Agreement, provided, however that either party may discuss this Agreement with, or disclose this Agreement to, state or local gaming regulatory authorities or their personnel and that such discussions or disclosure shall not be viewed as being in contravention of this provision. The Company and Hinckley hereby agree that following the effective date of this Agreement, they will refrain from making any disparaging or derogatory comments or statements, written or oral, against the other.

12. If any provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and in no way shall affect, impair or invalidate any other provision herein. If any such provision shall be determined invalid due to scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

13. Hinckley acknowledges that he has read and understands the contents of the Agreement, that he entered into the Agreement knowingly, freely and voluntarily and after having the opportunity to review its terms with a lawyer.

14. This Agreement constitutes the complete and only understanding and agreement between Hinckley and the Company concerning Hinckley’s employment with the Company and separation therefrom. Any modification of the terms specified herein must be in writing and executed by the Company.

15. The Parties expressly agree that the Agreement, and any dispute arising under the Agreement, shall be governed by the laws of the State of Nevada.

16. All disputes or claims arising out of or in any way relating to this Agreement and Hinckley’s employment shall be submitted to and determined by final and binding arbitration under the rules of the American Arbitration Association. This agreement to arbitrate shall survive the expiration of this Agreement and shall cover all issues relevant to this Agreement and the employment of Hinckley by Company. Arbitration proceedings may be initiated by either of the Parties to this Agreement upon notice to the other and to the American Arbitration Association and shall be conducted by three (3) arbitrators in Clark County, Nevada; provided, however, that the Parties may agree following the giving of such notice to have the arbitration proceedings conducted with a single arbitrator. The notice must specify in general the issues to be resolved in any such arbitration proceeding. The arbitrators shall be selected by agreement of the Parties from a list of five (5) or more arbitrators proposed by the American Arbitration Association or may be persons not on such list as agreed to by the Parties. If the Parties fail to agree on one (1) or more of the persons to serve as arbitrators within fifteen (15) days after delivery to the Parties of the list as proposed by the American Arbitration Association, then, at the request of either Hinckley or the Company, such arbitrators shall be selected at the discretion of the American Arbitration Association. Where the arbitrators shall determine that an arbitration proceeding was commenced frivolously or without a basis or primarily for the purpose of harassment or delay, the arbitrators may assess that party the cost of such proceedings, including reasonable attorneys’ fees incurred by the other party. In all other cases, each of the Parties shall bear its own costs and its pro-rata share of the fees and expenses charged by the arbitrators and the American Arbitration Association in connection with any arbitration proceeding. Any award or equitable relief granted by the arbitrators shall be enforced in accordance with the provisions of Nevada Statutes. Notwithstanding the foregoing, nothing herein will prevent either of the Parties from seeking and obtaining equitable relief from a court of competent jurisdiction pending a final decision of the arbitrators and the proper filing of such decision with such court, in which event, each of the Parties (a) consents and submits to the jurisdiction of the Courts of the State of Nevada and of the Courts of the United States for a judicial district within the territorial limits of the State of Nevada for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof; and (b) consents and submits to the venue of such action or proceeding in Clark County, Nevada (or such judicial district of a Court of the United States as shall include the same.)

17. Hinckley understands and agrees that this Agreement is expressly conditioned upon, and subject to the approval of the Compensation Committee of the Company’s Board of Directors and Company warrants that this approval has been obtained.

18. Company and Hinckley acknowledge and agree that Hinckley has twenty-one (21) days to consider this Agreement, and that he is encouraged by Company to consult with counsel concerning this Agreement. Upon executing this Agreement, Hinckley shall have seven (7) days following his execution of this Agreement in which he may revoke this Agreement. This Agreement shall not be enforceable until this revocation period has expired. Notice of the revocation of this Agreement, or any other notice pertaining to this Agreement, must be in writing and delivered to:

John A. Godfrey

Senior Vice President and General Counsel

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Suite 1800

Las Vegas, NV 89109

Dated this 14th day of January 2003.

PINNACLE ENTERTAINMENT, INC.

	By:	/s/ JOHN A. GODFREY
JOHN A. GODFREY

/s/ BRUCE C. HINCKLEY	Its:	Senior Vice President/General Counsel
BRUCE C. HINCKLEY

7